Exhibit 2.1

TRANSACTION AGREEMENT

DATED AS OF

JUNE 6, 2013

BY AND BETWEEN

MARUBENI CORPORATION

AND

AIRCASTLE LIMITED

TABLE OF CONTENTS

i

ii

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this "Agreement"), dated as of June 6, 2013, by and between Marubeni Corporation, a Japanese corporation (the "Investor"), and Aircastle Limited, a Bermuda exempted company limited by shares (the "Company"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article I.

W I T N E S S E T H:
WHEREAS, the Company will issue to the Investor, and the Investor will purchase from the Company, the greater of (i) 12,320,000 common shares, par value $0.01 per share, of the Company (the "Common Shares"), or (ii) a number of newly-issued Common Shares in an amount that will represent 15.25% of the issued and outstanding Common Shares (after giving effect to such issuance), at a price per share equal to the Purchase Price in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company and the Investor have determined that it is in their respective best interests to enter into this Agreement to set forth the terms and conditions of the Issuance; and

WHEREAS, concurrently with the execution of this Agreement, the Company and the Investor are entering into a Shareholder Agreement (the "Shareholder Agreement"), effective as of the Closing, providing, among other things, for certain rights and obligations with respect to the ownership of the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1       Defined Terms. For the purposes of this Agreement, the following terms have the following meanings:

(a)        "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

(b)        "Board" shall mean the board of directors of the Company.

(c)        "Business Day" shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City or Tokyo, Japan.

(d)        "Companies Act" shall mean the Companies Act 1981 of Bermuda, as amended.

(e)        "Company Material Adverse Effect" shall mean, when used in connection with the Company or any of its Subsidiaries, any event, circumstance, change or effect individually or collectively with one or more other events, circumstances, changes or effects, that has had, or reasonably could be expected to have, a material adverse effect (i) on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, other than effects due to (A) general economic, market or political conditions, except in the event those conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the same industry, (B) conditions generally affecting the industry in which the Company operates, except in the event those conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the same industry, (C) the announcement or expectation of the transactions contemplated by this Agreement or (D) any of the requirements or limitations imposed on the party pursuant to this Agreement, or (ii) on the ability of the Company to perform its obligations hereunder, or that will or is reasonably likely to prevent or delay the consummation of the transactions contemplated hereby.

(f)         "Company Securities" shall mean (i) any Shares and (ii) any other securities of the Company entitled to vote generally in the election of directors of the Company.

(g)        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(h)        "FINSA" shall mean Section 721 of Title VII of the Defense Production Act of 1950, as amended by FINSA and otherwise (codified at 50 U.S.C. App. 2170) and regulations thereto, codified at 31 C.F.R. Part 800, et seq.

(i)         "GAAP" shall mean generally accepted accounting principles.

(j)           "Governmental Authority" shall mean any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, instrumentality, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign.

(k)        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(l)         "Investor Material Adverse Effect" shall mean, with respect to the Investor, any event, change or effect that is or would be reasonably likely to prevent or materially delay the consummation of the Issuance.

(m)       "Laws" shall include all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, orders, judgments and decrees.

(n)        "Liens" shall mean any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

(o)        "NYSE" shall mean the New York Stock Exchange.

(p)        "Organizational Documents" shall mean, with respect to any entity, the memorandum of association or the certificate or articles of incorporation and bye-laws or by-laws of such entity, or any similar organizational documents of such entity in effect as of the date of this Agreement.

(q)        "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger, amalgamation or otherwise) of such entity.

(r)         "Purchase Price" shall mean $17.00 per Common Share.

(s)        "Regulatory Laws" shall mean the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(t)         "SEC" shall mean the United States Securities and Exchange Commission.

(u)        "SEC Reports" shall mean all forms, reports and documents required to be filed by the Company with the SEC since December 31, 2011.

(v)        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(w)       "Subsidiary" shall mean, when used with respect to the Investor or the Company, any other Person than the Investor or the Company, as applicable, directly or indirectly owns or has the power to vote or control more than 50.0% of any class or series of share capital of such Person.

(x)        "Superior Proposal" shall mean (i) any proposal or offer from any Person relating to any direct or indirect acquisition of (A) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (B) 50.0% or more of the Common Shares; (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 50.0% or more of the Common Shares; or (iii) any merger, amalgamation, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, as a result of which the holder of Common Shares prior to such transaction will own less than 50% of the equity securities of the surviving or acquiring entity (as applicable), in each case other than the Issuance, that the Board determines in its good faith judgment is more favorable to the Company's shareholders than the Issuance.

Index of Defined Terms

Term	Page
Additional Listing Application	15
Affiliate	1
Agreement	1
ARC Act	16
Board	1
Business Day	1
Closing	5
Closing Date	5
Common Shares	1
Companies Act	1
Company	1
Company Material Adverse Effect	2
Company Parties	18
Company Securities	2
Confidentiality Agreement	16
Counsel Only Material	14
Exchange Act	2
FINSA	2
Foreign Competition Laws	8
GAAP	2
Governmental Authority	2
HSR Act	2
Investor	1
Investor Material Adverse Effect	2
Issuance	5
Laws	2
Liens	2
NYSE	2
Organizational Documents	3
Person	3
Purchase Price	3
Regulatory Laws	3
Restricted Shares	7
SEC	3
SEC Reports	3
Securities Act	3
Shareholder Agreement	1
Shares	5
Subsidiary	3
Superior Proposal	3

Section 1.2       Construction. For the purposes of this Agreement (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to Articles and Sections of this Agreement, unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," (iv) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified, and (v) all references herein to "$" or dollars shall refer to United States dollars, unless otherwise specified.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1       Issuance. On the Closing Date, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company the greater of (i) 12,320,000 Common Shares or (ii) a number of newly-issued Common Shares in an amount that (after giving effect to such issuance) will represent 15.25% of the outstanding Common Shares as of such date (such newly-issued shares, in either case, the "Shares") at the Purchase Price, net to the Company in cash (the "Issuance").

Section 2.2       Closing.

(a)        Subject to the satisfaction or waiver of all of the conditions to closing contained in Article VI, the closing of the Issuance (the "Closing") shall take place (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, at 10:00 a.m. (local time) on the seventh (7th) Business Day after the day on which the last of those conditions (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as the Investor and the Company may agree in writing. The date on which the Closing occurs is referred to as the "Closing Date."

(b)        At the Closing, the Company shall, unless the Investor otherwise instructs the Company to transmit Shares to the Investor by other means, cause the Company's transfer agent to deliver to the Investor a certificate representing the Shares against delivery by the Investor of the aggregate Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Company at least one Business Day prior to the Closing Date. In addition, on or prior to the Closing Date, each of the Company and the Investor shall deliver all documents, instruments and writings required to be delivered by either of them pursuant to this Agreement in order to implement and effect the Issuance. The Investor acknowledges that the Shares constitute "restricted securities" within the meaning of the Securities Act, and the Investor agrees it will transfer the Shares only pursuant to an effective registration statement under the Securities Act or pursuant to a transaction exempt from registration under the Securities Act and only in accordance with the Shareholder Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the SEC Reports, as filed with or furnished to the SEC prior to the date hereof, the Company hereby represents and warrants to the Investor that:

Section 3.1       Organization, Standing and Power; Subsidiaries.

(a)        Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business as a foreign corporation or other legal entity in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except in each case where the failures to be so organized, existing or in good standing or to have such power and authority or so to qualify would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in violation of its Organizational Documents other than violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)        Schedule 1 to this Agreement includes all the Subsidiaries of the Company which as of the date of this Agreement are significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Schedule 1, owned directly or indirectly by the Company, free and clear of all Liens, except for restrictions imposed by applicable securities laws. Except as set forth in the SEC Reports filed prior to the date hereof, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 3.2       Authority. The Company has all necessary power and authority to execute and deliver this Agreement and the Shareholder Agreement and any agreements contemplated hereby or thereby, to perform its obligations hereunder and thereunder and to consummate the Issuance. The execution and delivery of this Agreement and the Shareholder Agreement and any agreements contemplated hereby or thereby by the Company and the consummation by the Company of the Issuance have been duly and validly authorized by all necessary action, and no other proceedings on the part of the Company are necessary to authorize this Agreement and the Shareholder Agreement and any agreements contemplated hereby or thereby or to consummate the Issuance. Each of this Agreement and the Shareholder Agreement and any agreements contemplated hereby or thereby has been duly and validly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the Investor, constitutes legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.3       Capital Structure.

(a)        The authorized share capital of the Company consists of 250,000,000 Common Shares and 50,000,000 preference shares. As of June 5, 2013, 68,460,299 Common Shares were issued and outstanding and no preference shares were issued and outstanding. No Common Shares are held by any Subsidiary of the Company. Since June 5, 2013, to the date of this Agreement, there have been no issuances of shares of the Company or any other securities of the Company. As of June 5, 2013, 589,925 restricted shares (the "Restricted Shares") were outstanding. All issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of the Company's share capital is entitled to preemptive rights.

(b)        As of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company or any of its Subsidiaries.

Section 3.4       Shares. The Shares as issued pursuant to the Issuance in accordance with the terms hereof, (i) will be validly issued, fully paid and nonassessable, (ii) the representations and warranties of the Investors are true and accurate, will be issued in compliance with all applicable Laws and (iii) will represent 15.25% of the outstanding Common Shares immediately after giving effect to the Issuance.

Section 3.5       No Conflict; Required Filings and Consents.

(a)        The execution and delivery of this Agreement and the Shareholder Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the Issuance does not and will not, conflict with, or result in a violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on, or the loss of, any assets pursuant to: (A) any provision of the Organizational Documents of the Company or (B) except as, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

(b)        The execution and delivery of this Agreement and the Shareholder Agreement by the Company do not, and the consummation of this Agreement and the Shareholder Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other person, other than:

(i)         filings and reports required under the Securities Act and the Exchange Act;

(ii)        any filings to be made under the Companies Act in accordance with Bermuda Law;

(iii)       compliance with the rules and regulations of the NYSE (including the Additional Listing Application);

(iv)       compliance with the HSR Act;

(v)        compliance with applicable foreign competition laws (collectively, "Foreign Competition Laws"); and

(vi)       where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.6       SEC Filings; Financial Statements.

(a)        The Company has filed on a timely basis the SEC Reports. The SEC Reports (i) were prepared, in all material respects, in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC.

(b)        Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

Section 3.7       Brokers. No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Issuance based upon arrangements made by or on behalf of the Company other than the fees and expenses of Goldman Sachs & Co., the cost of which shall be borne solely by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company, as follows:

Section 4.1       Organization. The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and have the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or delay consummation of the Issuance, or otherwise prevent the Investor from performing its obligations under this Agreement and the Shareholder Agreement and any agreements contemplated hereby or thereby.

Section 4.2       Authority. The Investor has all necessary power and authority to execute and deliver this Agreement and the Shareholder Agreement and any agreements contemplated hereby or thereby, to perform its obligations hereunder and thereunder and to consummate the Issuance. The execution and delivery of this Agreement and the Shareholder Agreement and any agreements contemplated hereby or thereby by the Investor and the consummation by the Investor of the Issuance have been duly and validly authorized by all necessary action, and no other proceedings on the part of the Investor are necessary to authorize this Agreement and the Shareholder Agreement and any agreements contemplated hereby or thereby or to consummate the Issuance. Each of this Agreement and the Shareholder Agreement and any agreements contemplated hereby or thereby has been duly and validly executed and delivered by the Investor, and, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.3       No Conflict; Required Filings and Consents.

(a)        The execution and delivery of this Agreement and the Shareholder Agreement by the Investor does not and the consummation by the Investor of the Issuance will not, conflict with, or result in a violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien on, or the loss of, any assets pursuant to: (A) any provision of the Organizational Documents of the Investor or (B) except as, in the aggregate, would not reasonably be expected to have an Investor Material Adverse Effect, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (b) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Investor or any Subsidiary of the Investor or its respective properties or assets.

(b)        The execution and delivery of this Agreement and the Shareholder Agreement by the Investor do not, and the consummation of this Agreement and the Shareholder Agreement and any agreement contemplated hereby or thereby by the Investor will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person, other than:

(i)         filings and reports required under the Securities Act and the Exchange Act;

(ii)        any filings to be made under the Companies Act in accordance with Bermuda Law;

(iii)       compliance with the rules and regulations of the NYSE (including the Additional Listing Application);

(iv)       compliance with the HSR Act;

(v)        compliance with applicable Foreign Competition Laws; and

(vi)       where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have an Investor Material Adverse Effect.

(c)        The Investor is not an "investment company" or an entity "controlled by an investment company" or is required to be registered as an "investment company" as those terms are defined in the Investment Company Act of 1940, as amended.

Section 4.4       Financing. The Investor has, and will have at the time of the Closing sufficient funds to acquire the Shares.

Section 4.5       Non-Distribution. The Investor is purchasing the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

Section 4.6       Accredited Investor Status. The Investor is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

Section 4.7       Reliance on Exemptions. The Investor understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility the Investor to acquire the Shares.

Section 4.8       Information. The Investor and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and its Subsidiaries and materials relating to the offer and sale of the Shares which have been requested by the Investor. The Investor and its advisors have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. The Investor understands that its investment in the Shares involves a high degree of risk. The Investor has sought such accounting, legal, tax and other advice as it has considered necessary to an informed investment decision with respect to its acquisition of the Shares.

Section 4.9       Transfer or Resale. The Investor understands that (i) the Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be transferred unless (a) subsequently registered thereunder, or (b) the Investor shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (ii) any sale of such securities made in reliance on Rule 144 promulgated under the Securities Act may be made only in accordance with the terms of said rule and further, if said rule is not applicable, any resale of such securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) except as contemplated by the Shareholder Agreement, neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The Investor further understands that it and its Affiliates may not transfer any Company Securities except in accordance with the Shareholder Agreement.

Section 4.10     Legends.

(a)           Any certificates representing Company Securities issued to a Shareholder shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS CONTAINED IN THE SHAREHOLDER AGREEMENT, DATED AS OF JUNE 6, 2013, BY AND BETWEEN AIRCASTLE LIMITED AND THE INVESTOR NAMED THEREIN.

(b)           The Investor understands that unless, and until such time as the Shares have been registered under the Securities Act, any certificates representing such securities shall also bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO COMPLY WITH OR BE EXEMPT FROM APPLICABLE STATE SECURITIES LAWS.

The legend set forth above as it appears on the certificate(s) representing the Shares shall be removed and the Company shall issue a certificate without such legend to the holder of such shares upon which it is stamped, if, unless otherwise required by federal or state securities laws, (a) the sale of such shares is registered under the Securities Act, or (b) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, to the effect that a public sale or transfer of such shares may be made without registration under the Securities Act, or (c) such holder provides the Company with an opinion of counsel experienced in such matters that the shares can be sold pursuant to Rule 144 under the Securities Act (or a successor rule thereto) without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

Section 4.11     Brokers. Except for DVB Bank SE and Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Issuance based upon arrangements made by or on behalf of the Investor.

ARTICLE V

COVENANTS

Section 5.1       Conduct of Business by the Company. The Company agrees that, from the date of this Agreement until the Closing Date, neither the Company nor any of its Subsidiaries shall, except as specifically contemplated in this Agreement, directly or indirectly:

(a)        amend or otherwise change its Organizational Documents in a manner adverse to the Investor;

(b)        issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of share capital or other ownership interest of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or any other ownership interest (including any phantom interest), of the Company or any of its Subsidiaries (other than pursuant to the vesting of the Restricted Shares outstanding as of the date of this

Agreement and in accordance with the terms of such Restricted Shares as of the date of this Agreement) or the grant of restricted shares or options pursuant to employee or director stock option or incentive compensation or similar plans in an aggregate amount not exceed 1.0% of the issued and outstanding Company Securities or (ii) any material assets of the Company or any of its Subsidiaries;

(c)        take any action to adopt or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization, other than any such actions taken with respect to the Subsidiaries of the Company in the ordinary course of business;

(d)        declare, set aside, make or pay any dividend or other distribution, payable in cash, securities, property or otherwise, other than quarterly dividends on the Shares and dividends by Subsidiaries of the Company to the Company or to other Subsidiaries;

(e)        reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock; or

(f)         enter into any agreement or otherwise make a commitment to do any of the foregoing.

Section 5.2       Consents; Filings; Further Action.

(a)        Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of the Investor and the Company shall use its reasonable best efforts to (i) obtain from any Governmental Authorities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the parties to this Agreement in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Issuance and (ii) make all necessary registrations and filings, and thereafter make any other submissions required or deemed appropriate by either the Investor or the Company, in connection with the Issuance under (A) the Exchange Act, (B) the Companies Act, (C) the rules and regulations of the NYSE, (D) the HSR Act and (E) any other applicable Laws (including Foreign Competition Laws). The Investor and the Company shall cooperate and consult with each other in connection with the making of all such filings and notifications, including by providing copies of all relevant documents to the non-filing party or its advisors prior to filing; provided that neither the Investor nor the Company shall (x) file any such document if the other party has reasonably objected to the filing of such document or (y) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Issuance at the behest of any Governmental Authority without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

(b)        The parties to this Agreement will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to outside counsel for the non-filing parties, and use reasonable best efforts to (i) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Issuance; (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the Issuance; (iii) consult with the other parties prior to taking a position, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority by or on behalf of any party hereto in connection with any investigations or proceedings related solely to this Agreement or the Issuance or given in connection with any proceeding by a private party and (iv) consult with the other parties in advance of any meeting or conference with, any Governmental Authority relating to the Issuance or in connection with any proceeding by a private party relating thereto, and give the other parties the opportunity to attend and participate in such meetings and conferences (unless prohibited by such Governmental Authority). The parties contemplate that as a general matter the Company shall be represented at in-person meetings with any Governmental Authority (unless prohibited by such Governmental Authority). Notwithstanding the foregoing, the Company and the Investor may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.2 as "Counsel Only Material." Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or the Investor as the case may be) or its legal counsel. Each of the Company and the Investor shall cause its respective outside counsels to comply with this Section 5.2. Notwithstanding anything to the contrary in this Section 5.2 materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company, privileged communications and competitively sensitive information.

(c)        Each of the Investor and the Company shall promptly inform the other party upon receipt of any communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Issuance. Each of the Company and the Investor shall make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Issuance as soon as reasonably practicable and in any event within fifteen (15) Business Days after the date of this Agreement. Each of the Investor and the Company shall make all other required filings pursuant to other Regulatory Laws or Foreign Competition Laws with respect to the Issuance as soon as reasonably practicable and in any event within fifteen (15) Business Days after the date of this Agreement. If the Investor or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Authority that is related to the Issuance, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. The Investor shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which the Investor proposes to make or enter into with any Governmental Authority or any private party challenging the Issuance.

(d)        In furtherance and not in limitation of the foregoing, each of the Company and the Investor shall use its reasonable best efforts to (i) resolve any objections that may be asserted with respect to the Issuance under any Regulatory Laws or Foreign Competition Laws,

(ii) avoid the entry of, or have vacated, lifted, reversed, overturned or terminated, any decree, injunction, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings (whether asserted by a Governmental Authority or any private party) challenging this Agreement or the consummation of the Issuance and (iii) execute and deliver any additional instruments necessary to consummate the Issuance. The Investor and the Company each shall use their reasonable best efforts to avoid or eliminate each and every impediment under any Regulatory Law or Foreign Competition Law so as to enable the Closing to occur; provided, however, that in no event shall the Investor of the Company be obligated (i) to agree, as a condition for resolving any such objections, to dispose of, divest of or hold separate any of its properties or other assets, or the properties or other assets of the Company or its Subsidiaries after the consummation of the Issuance, (ii) to subject itself to any restriction on the operation of its business or the business of its Subsidiaries or (iii) to commence, pursue or defend any litigation. No party to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Authority without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

Section 5.3       Listing of Shares. As soon as practicable following the date of this Agreement, the Company shall file with the NYSE an application to list the Shares, in accordance with such listing standards ("Additional Listing Application"). If it is impracticable to list the Shares on the NYSE, the Company will use its reasonable best efforts to obtain a listing of the Shares subject to notice of issuance on the NYSE MKT LLC or NASDAQ.

Section 5.4       Further Action; All Reasonable Efforts. Each of the parties shall use its reasonable efforts to timely satisfy each of the conditions precedent to the obligations hereunder of the other party hereto. Without limiting the foregoing, upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Issuance, including using reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and any of its Subsidiaries, or the Investor or any of its Subsidiaries, as applicable, as are necessary for the consummation of the Issuance and to fulfill the conditions to the Issuance. Each of the parties hereto agrees to cooperate and use all reasonable efforts to vigorously contest and resist any litigation, suit, claim, action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Issuance, including, by vigorously pursuing all available avenues (whether administrative or judicial).

Section 5.5       Access to Information.  The Company shall, and shall cause its Subsidiaries, to: (i) provide to the Investor and its representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; and (ii) furnish reasonably promptly such information concerning the Company and its Subsidiaries as the Investor may reasonably request. No investigation conducted under this Section 5.5, however, will affect or be deemed to modify any representation or warranty made in this Agreement.  Nothing contained in this Agreement shall give the Investor, directly or indirectly, rights to control or direct the Company’s or its

Subsidiaries’ operations. The Investor shall remain subject to the Confidentiality Agreement, by and between the Company and the Investor, dated October 22, 2012 (the "Confidentiality Agreement").

Section 5.6       Investor Board Representation. The Company shall use its reasonable best efforts to ensure that, on or prior to the later of (i) August 14, 2013 and (ii) the Closing, two persons nominated by the Investor shall have been appointed or elected to the Board, as contemplated by (and subject to the provisions of) Section 3.2(b) of the Shareholder Agreement.
ARTICLE VI

CONDITIONS

Section 6.1       Conditions Precedent to the Issuance.

(a)        The obligation of the Company to issue the Shares under Article II of this Agreement is subject solely to (i) the expiration or termination of any applicable waiting period applicable under the HSR Act and the German Act Against Restraints of Competition of 26 August 1998 (Gesetz gegen Wettbewerbsbeschränkungen), as amended ("ARC Act"), (ii) there not being in effect any judgment, order or injunction entered or issued by any Governmental Authority of competent jurisdiction having the effect of making the issuance of the Shares illegal or otherwise preventing or prohibiting such issuance, (iii) the representations and warranties (A) set forth in Section 4.2 being true and correct in all material respects and (B) set forth in Article IV of this Agreement, other than those described in clause (A), being true and correct, except, in the case of this clause (B), for failures to be true and correct as have not had and are not reasonably expected to have, individually or in the aggregate, an Investor Material Adverse Effect and (iv) the Investor having performed in all material respects any obligations and having complied in all material respects with any agreement or covenant of the Investor to be performed or complied with by it at or prior to the Closing under this Agreement.

(b)        The obligation of the Investor to purchase the Shares under Article II is subject solely to (i) the expiration or termination of any applicable waiting period applicable under the HSR Act and the ARC Act, (ii) there not being in effect any judgment, order or injunction entered or issued by any Governmental Authority of competent jurisdiction having the effect of making the issuance of the Shares illegal or otherwise preventing or prohibiting such issuance, (iii) the representations and warranties of the Company (A) set forth in Section 3.2 and Section 3.3 being true and correct in all material respects and (B) set forth in Article III of this Agreement, other than those described in clause (A), being true and correct, except, in the case of this clause (B), for failures to be true and correct as have not had and are not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iv) the Company having performed in all material respects any obligations and having complied in all material respects with any agreement or covenant of the Company to be performed and complied with by it at or prior to the Closing under this Agreement and (v) the absence of any payment default or continuing event of default under any of the agreements listed on Schedule 2 to this

Agreement hereto giving rise to the right of the holders of such debt to accelerate such debt, after giving effect to any cure right (with respect to non-payment defaults), but without giving effect to any requirement relating to notice of acceleration or the passage of time (other than cure periods for covenant defaults).

ARTICLE VII

TERMINATION

Section 7.1       Termination. Unless earlier terminated as provided hereunder, this Agreement may be terminated at any time prior to the Closing Date:

(a)        by mutual written agreement of the Investor and the Company;

(b)        by the Company, in the event that a bona fide unsolicited Superior Proposal is received by the Company;

(c)        by the Investor or the Company, if the Closing shall not have occurred by November 14, 2013;

(d)        by the Investor or the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Issuance;

(e)        by the Investor if the Company shall have (i) breached any of its representations or warranties which  (A) would have a Company Material Adverse Effect (in the case of breaches by the Company other than breaches of Sections 3.2 or 3.3) or (B) was a material breach of Sections 3.2 or 3.3 or (ii) breached in any material respect any of its covenants or agreements contained in this Agreement and any such breach has not been cured (or is not capable of being cured) by the Company within ten (10) days after the Company's receipt of written notice of such breach from the Investor.

(f)         by the Company, if the Investor shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, which would have an Investor Material Adverse Effect and such breach has not been cured (or is not capable of being cured) by the Investor within ten (10) days after the Investor's receipt of written notice of such breach from the Company.

Section 7.2       Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party (or any shareholder, director, officer, partner, employee, agent, consultant or representative of such party) except as set forth in this Section 7.2, provided, that nothing contained in this Agreement (including without limitation the provisions of Section 7.3) shall relieve any party from liability for any intentional breach of this Agreement (it being acknowledged and agreed that any failure by the Investor to consummate the Issuance after the applicable conditions thereto have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time) shall constitute an intentional breach of this Agreement) and provided, further, that this Section 7.2 and Sections 8.1, 8.2, 8.11, 8.12, and 8.13 shall survive termination of this Agreement.

Section 7.3       Fees and Expenses.

(a)        All costs and expenses incurred in connection with this Agreement and the Issuance shall be paid by the party incurring such expenses, whether or not any Issuance is consummated.

(b)        If this Agreement is terminated by the Company pursuant to Section 7.1(b), the Company shall promptly pay the Investor a fee of $5,000,000.00 as liquidated damages. The Investor's receipt of such fee shall be the Investor's sole and exclusive remedy against the Company and any of its Affiliates and their respective shareholders, members, partners, directors, managers, officers, employees, agents, Affiliates or representatives of the other party (the "Company Parties") for any breach, loss or damage, and upon payment of such amount, the Investor shall have no rights or claims against the Company Parties under this Agreement and the Shareholder Agreement or any other agreement delivered in connection herewith or therewith this Agreement, whether at law or equity, in contract, in tort or otherwise, and none of the Company Parties shall have any further liability or obligation relating to or arising out of this Agreement and the Shareholder Agreement or any other agreement contemplated hereby or thereby.

ARTICLE VIII

MISCELLANEOUS

Section 8.1       Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement shall survive the Closing. This Section 8.1 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Closing.

Section 8.2       Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection with the Issuance, each party acknowledges and agrees that it has no rights of recovery against, and no liability shall attached to, the former, current or future shareholders, members, partners, directors, managers, officers, employees, agents, Affiliates or representatives of the other party, whether by or through attempted piercing of the corporate veil or otherwise. Each party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, this Agreement or the Issuance against the parties described in the preceding sentence.

Section 8.3       Public Announcements. The parties shall consult with each other before issuing any press release with respect to this Agreement or the Issuance and neither shall issue any such press release, make any such public statement or make any filings required by Law without the prior consent of the other, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release, make such public statement or disclosure or make such required filing as may upon the advice of counsel be required by Law or any exchange on which the Company's securities are listed and, to the extent time permits, it has used all reasonable efforts to consult with the other party prior thereto.

Section 8.4       Further Assurances. At any time or from time to time after the Closing, the parties agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the Issuance and to otherwise carry out the intent of the parties hereunder or thereunder.

Section 8.5       Successors and Assigns. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. The Investor shall not assign any of its rights hereunder to any Person other than a wholly owned direct or indirect Subsidiary to which Shares are transferred by the Investor and that has complied in all respects with the requirements of this Agreement (including Section 2.1). Each such transferee shall be subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement; provided, however, no transfer of rights permitted hereunder shall be binding upon or obligate the Company unless and until (i) the Company shall have received written notice of such transfer and the joinder of the transferee to the Company and (ii) such transferee can establish beneficial ownership or ownership of record of Shares. Notwithstanding anything in this Section 8.5 to the contrary, no assignment of this Agreement shall relieve the assigning party of its obligations hereunder.

Section 8.6       Entire Agreement. This Agreement (including the Schedules), the Shareholder Agreement and the Confidentiality Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement and the Shareholder Agreement supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

Section 8.7       Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated on the signature pages of this Agreement or in writing by such party to the other parties:

(i)         if to the Company, to:

Aircastle Limited
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda
Fax:      (441) 292-4720
Attn:     Secretary

and

Aircastle Limited
300 First Stamford Place, 5th Floor
Stamford, CT  06902
Fax:      (917) 591-9106
Attn:     General Counsel

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036-6522
Fax:      (212) 735-2000
Attn:     Joseph A. Coco, Esq.
Thomas W. Greenberg, Esq.

(ii)        if to the Investor, to:

Marubeni Corporation
4-2, Ohtemachi 1-chome
Chiyoda-ku, Tokyo 100-8088
Japan
Fax:      81-3-3282-4764
Attn:     General Manager
Aerospace & Defense Systems Dept.

with a copy to:

Clifford Chance LLP
31 West 52nd Street
New York, NY 10019-6131
Fax:      (212) 878-8375
Attn:     John A. Healy
William J. Glaister

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when received (including by overnight courier) by the parties at the above addresses or sent by electronic transmission, with confirmation received, to the facsimile numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice). Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

Section 8.8       Amendments. This Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is in writing and signed by each of the Investor and the Company. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 8.9       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

Section 8.10     Headings. The headings in this Agreement are for convenience of reference only and shall not control or effect the meaning or construction of any provisions hereof.

Section 8.11     Applicable Law. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, without regard to conflicts of law doctrines (other than Sections 5-1401 and 1-402 of the New York Business Corporation Law), except to the extent Bermudian law is mandatorily applicable.

Section 8.12     SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND THE APPELLATE COURTS THEREOF. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE

MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS FOR NOTICES SET FORTH HEREIN. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 8.13     WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 8.14     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

MARUBENI CORPORATION

By:	/s/	Tadaaki Kurakake
	Name:	Tadaaki Kurakake
	Title:	General Manager, Aerospace & Defense Systems Dept.

AIRCASTLE LIMITED

By:	/s/	Michael J. Inglese
	Name:	Michael J. Inglese
	Title:	Chief Financial Officer

[Transaction Agreement Signature Page]

Schedule 1

1.	AYR Delaware LLC
2.	Aircastle Holding Corporation Limited
3.	Aircastle Investment Holdings 2 Limited
4.	Aircastle Investment Holdings 3 Limited
5.	Aircastle Advisor (Ireland) Ltd
6.	ACS 2007 - 1 Limited
7.	ACS 2008 - 1 Limited

Schedule 2

1. Indenture, dated as of July 30, 2010, by and among Aircastle Limited and Wells Fargo Bank, National Association, as trustee

2. First Supplemental Indenture, dated as of December 9, 2011, by and among Aircastle Limited and Wells Fargo Bank, National Association, as trustee.

3. Indenture, dated as of April 4, 2012, by and among Aircastle Limited and Wells Fargo Bank, National Association as trustee.

4. Indenture, dated as of November 30, 2012 by and among Aircastle Limited and Wells Fargo Bank, National Association, as trustee.